                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TRANSCEND SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            TRANSCEND SERVICES, INC.
                      3353 Peachtree Road, N.E., Suite 1000
                             Atlanta, Georgia 30326

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on December 30, 1999

To the Stockholders:

     A special meeting of stockholders (the "Special Meeting") of Transcend Services, Inc. (the "Company") will be held on December 30, 1999 at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Promenade II, Suite 1230, Atlanta, Georgia 30309 at 10 a.m. local time for the following purposes:
                                --

1. To approve an amendment to the Company's Certificate of Incorporation to effect, if and when the Board of Directors deems appropriate (for the period of time beginning on the date the amendment is approved by the stockholders and expiring at the Company's 2000 Annual Meeting of Stockholders), a 1-for-5 reverse split of the Company's Common Stock; and

2. To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

     Only stockholders of record at the close of business on December 1, 1999 shall be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                            By order of the Board of Directors,



                                            DOUG SHAMON
                                            Secretary

Atlanta, Georgia
December 3, 1999



YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                           TRANSCEND SERVICES, INC.
                     3353 Peachtree Road, N.E., Suite 1000
                            Atlanta, Georgia 30326

                                PROXY STATEMENT

         Special Meeting Of Stockholders To Be Held December 30, 1999

     This Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of Transcend Services, Inc. (the "Company" or "Transcend") on or about December 3, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on December 30, 1999 at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Promenade II, Suite 3100, Atlanta, Georgia 30309, at 10 a.m. local time and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326 and the Company's telephone number is (404) 836-8000.

     Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) the approval of the amendment to the Certificate of Incorporation to effect the 1-for-5 reverse stock split; and (ii) the transaction of such other business as may properly come before the Special Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder as to what is in the best interests of the Company.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

     Holders of record of outstanding shares of both the Company's Common Stock, $.01 par value per share (the "Common Stock") and the Company's Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") at the close of business on December 1 , 1999 are entitled to notice of and to vote at the meeting. As of December 1, 1999, there were approximately 567 holders of record of the Company's Common Stock and 15 holders of record of the Company's Series A Preferred Stock. Each holder of common stock is entitled to one vote for each share held on the record date. Each holder of Series A Preferred Stock shall be entitled to 7.4 votes per share on each preferred share held. There were 22,093,153 shares of Common Stock outstanding and entitled to vote on December 1, 1999 and 212,800 shares of Series A Preferred Stock outstanding and entitled to vote on December 1, 1999. The Reverse Split which requires an amendment to the Company's Certificate of Incorporation must be approved by a majority of the outstanding stock entitled to vote on the matter.

     Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner, and does not have discretionary power. An abstention from voting by a stockholder on a proposal has the same effect as a vote against such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved, which also has the same effect as a vote against such proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following tables set forth, as of December 1 , 1999, certain information with respect to all stockholders known to Transcend to beneficially own more than five percent of the Company's Common Stock or Preferred Stock, and information with respect to Transcend Common Stock or Preferred Stock beneficially owned by each director of Transcend, each executive officer, and all directors and executive officers of Transcend as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the Common Stock or Preferred Stock owned by them.

                                                                      PREFERRED STOCK
---------------------------------------------------------------------------------------------------------
                                                 AMOUNT AND NATURE OF
NAME AND ADDRESS                                BENEFICIAL OWNERSHIP(1)                  PERCENT OF CLASS
----------------                                -----------------------                  ----------------
   Richard L. Gunderson
   101 East 5th Street, Suite 201
   St. Paul, Minnesota 55101                              20,000                               9.40%
---------------------------------------------------------------------------------------------------------
   Laumar Investors Limited Partnership
   3353 Peachtree Road, Suite 1000
   Atlanta, Georgia 30326                                 40,000                              18.80%
---------------------------------------------------------------------------------------------------------
   MMI Companies, Inc.
   540 Lake Cook Road
   Deerfield, Illinois 60015-5290                         60,000                              28.20%
---------------------------------------------------------------------------------------------------------
   Monmouth College
   700 East Broadway
   Monmouth, Illinois 61462                               20,000                               9.40%
---------------------------------------------------------------------------------------------------------
   Transylvania University
   300 N. Broadway
   Lexington, Kentucky 40508                              20,000                               9.40%


(1)  The shares of  Preferred  Stock are  convertible  into shares of Common
     Stock at any time at the option of the holder. The percentages are based upon 212,800 shares of Preferred Stock outstanding as of December 1, 1999.




                                                    COMMON STOCK                        PREFERRED STOCK
-------------------------------------------------------------------------------------------------------------------
                                               AMOUNT AND NATURE      PERCENT      AMOUNT AND NATURE OF    PERCENT
                                                 OF BENEFICIAL           OF             BENEFICIAL            OF
NAME AND ADDRESS                                  OWNERSHIP(1)          CLASS          OWNERSHIP(13)        CLASS
----------------                               -----------------     ---------    ---------------------   ---------
Gerdes Huff Investments
3353 Peachtree Road, N.E., Suite 1030
Atlanta, Georgia 30326                          3,500,001 (2)          15.84%                 0                *
-------------------------------------------------------------------------------------------------------------------
Donald L. Lucas                                   671,744 (3)           3.03%            10,000 (14)        4.70%
-------------------------------------------------------------------------------------------------------------------
Larry G. Gerdes
3353 Peachtree Road, N.E., Suite 1000
Atlanta, Georgia 30326                          4,806,889 (4)          21.54%            12,000             5.64%
-------------------------------------------------------------------------------------------------------------------
B. Frederick Becker                                25,457 (5)               *                 0 (15)            *
-------------------------------------------------------------------------------------------------------------------
George B. Caldwell                                139,581 (6)               *             2,000 (16)            *
-------------------------------------------------------------------------------------------------------------------
Walter S. Huff, Jr.
3353 Peachtree Road, N.E., Suite 1000
Atlanta, Georgia 30326                          5,118,061 (7)          22.89%            40,000 (17)        9.40%
-------------------------------------------------------------------------------------------------------------------
Charles E. Thoele                                 115,994 (8)               *             2,000                 *
-------------------------------------------------------------------------------------------------------------------
E. Leo Cooper                                     154,500 (9)               *                 0                 *
-------------------------------------------------------------------------------------------------------------------
David W. Murphy                                   297,122 (10)          1.34%                 0                 *
-------------------------------------------------------------------------------------------------------------------
Douglas A. Shamon                                 271,606 (11)          1.23%                 0                 *
-------------------------------------------------------------------------------------------------------------------
All Directors and Officers as a group           8,100,953 (12)         35.24%            66,000            31.02%

* Represents less than 1%

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of Common Stock underlying options and warrants to purchase Common Stock which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 22,093,153 shares outstanding as of December 1, 1999, except for certain parties who hold presently exercisable options, convertible preferred stock or warrants to purchase Common Stock. The percentages for those parties who hold presently exercisable options, convertible preferred stock or warrants are based upon the sum of 22,093,153 shares plus the number of shares subject to presently exercisable options or warrants held by them, as indicated in the following notes. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
(2) Such shares are owned of record by Gerdes Huff Investments, a general partnership the sole general partners of which are Messrs. Gerdes and Huff. As a result, each of Messrs. Gerdes and Huff are deemed the beneficial owner of all of such shares.
(3) Includes 442,514 shares held by the Donald L. Lucas and Lygia S. Lucas Trust dated December 3, 1984, of which Mr. Donald L. Lucas is trustee; 50,675 shares held by the Donald L. Lucas Profit Sharing Trust of which Mr. Lucas is Successor Trustee; 21,481 shares held by the Donald L. Lucas Remuneration Account dated July 7, 1993; 74,074 shares held by the Donald
      L. Lucas, SUCC TTEE Donald L. Lucas Profit Sharing Trust which may be by acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 74,000 shares which Mr. Lucas has the right to acquire pursuant to presently exercisable stock options. Excludes certain shares and shares underlying warrants with respect to which Mr. Lucas disclaims beneficial ownership which were purchased by the Richard
      M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman, in the Company's private placement dated September 5, 1996; 71,500 shares which may be acquired upon the conversion of an 8% Convertible Debenture also held by the Richard M. Lucas Cancer Foundation and 74,074 shares, also held by the Richard M. Lucas Cancer Foundation, which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock.

(4) Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Gerdes is a general partner; 93,600 shares held by Mr. Gerdes' spouse; 94,155 shares held by Mr. Gerdes as custodian for his minor children; 50,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; and 88,888 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 222,396 shares purchasable pursuant to presently exercisable stock options.
(5) Includes 8,857 shares held by The Becker Family Foundation; 200 shares held by Mr. Becker's spouse; 300 shares held by Mr. Becker's minor children and 16,000 shares purchasable pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Becker is not a member.
(6) Includes 22,522 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 28,000 shares which Mr. Caldwell has the right to acquire pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Caldwell is not a member.
(7) Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Huff is a general partner; 162,650 shares held by Laumar Investors Limited Partnership, a limited partnership of which Mr. Huff is the General Partner; 40,000 shares subject to presently exercisable options; 225,225 shares subject to presently exercisable warrants to purchase Common Stock; 56,300 shares held by the Larry G. Gerdes Trust of which Mr. Huff is the trustee; and 296,296 shares held by Laumar Investors Limited Partnership of which Mr. Huff is the General Partner. Excludes 57,200 shares with respect to which Mr. Huff disclaims beneficial ownership and which may be acquired upon the conversion of an 8% Convertible Debenture held by the Walter S. Huff, Jr. Charitable Foundation, of which Mr. Huff's adult children are trustees.
(8) Includes 11,261 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 40,000 shares subject to presently exercisable stock options.
(9)   Includes 52,500 shares subject to presently exercisable options.
(10)  Includes 90,000 shares subject to presently exercisable options.
(11) Includes 3,000 shares held by Mr. Shamon's minor children, 2,900 shares held by Mr. Shamon's spouse and 45,000 shares subject to presently exercisable stock options.
(12) Includes 634,846 shares subject to presently exercisable stock options and 259,008 shares subject to presently exercisable warrants and 488,886 shares subject to presently exercisable Series A Convertible Preferred Stock.
(13) The shares of Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. The total shares of Common Stock convertible from Preferred Stock are accounted for in the Common Stock Beneficial Ownership column of the above table. The percentages are based upon 212,800 shares of Preferred Stock outstanding as of April 5, 1999.
(14) Includes 10,000 shares held by Donald L. Lucas, SUCC TTE Donald L. Lucas Profit Sharing Trust. Excludes 10,000 shares, with respect to which Mr. Lucas disclaims beneficial ownership, which are held by the Richard M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman.
(15) Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership.
(16) Includes 2,000 shares held by George B. Caldwell, TTEE of The George B. Caldwell Trust. Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership.
(17) Includes 40,000 shares held by Laumar Investors Limited Partnership, of which Mr. Huff is the General Partner.

                                AGENDA ITEM ONE
                PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                     TO EFFECT 1-FOR-5 REVERSE STOCK SPLIT

General

     On November 7, 1999, the Company's Board of Directors unanimously approved, and recommends that shareholders approve, an amendment to Article IV of the Company's Certificate of Incorporation to implement, if and when the Board deems appropriate, a reverse split of the Common Stock of the Company at the ratio of 1-for-5, to be effective at the time a Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Reverse Split"). The Reverse Split may be effected by the Board of Directors, at its discretion, for the period of time beginning on the date the Reverse Split is approved by the stockholders and expiring on the date of the Company's 2000 Annual Meeting of Stockholders. The proposal may be abandoned by the Board of Directors, without further action by the Stockholders, at any time before or after the Special Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

     The Reverse Split will be effected by an amendment to the Certificate of Incorporation in the form as set forth in full as Appendix A to this Proxy Statement. The number of shares of capital stock authorized by the amendment to the Certificate of Incorporation will be 6,000,000 as a result of the proposed Reverse Split. The effect of the proposed Reverse Split on the holders of Common Stock will be as follows: holders of record of five or more shares of Common Stock on the Effective Date will receive a number of whole new shares equal to 1/5 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares which is not evenly divisible by five, such shareholder will receive cash in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than five shares of Common Stock on the Effective Date will have their shares automatically converted into the right to receive cash in lieu of fractional shares in the amount set forth below.

Cash Payment in Lieu of Fractional Shares

     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq National Market. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

Effect of Reverse Split

     The Company has authorized capital stock of 51,000,000 shares, consisting of 30,000,000 shares of Common Stock and 21,000,000 shares of Preferred Stock, of which 212,800 shares have been designated as Series A Preferred Stock. The authorized capital stock will be reduced to 27,000,000 shares by reason of the proposed Reverse Split consisting of 6,000,000 shares of Common Stock and 21,000,000 shares of Preferred Stock. As of December 1, 1999, the number of issued and outstanding shares of Common Stock was 22,093,153 and the number of issued and outstanding shares of Series A Preferred Stock was 212,800. Based on the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 22,093,153 shares to approximately 4,418,631 shares.

     By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of stockholders of the Company below
300. Management currently believes that there are over 5,000 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-5 Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split.

     The Reverse Split, if adopted, will also increase the par value per share of the Company's Common Stock from $.01 to $.05. The increase in par value is intended to maintain the Company's capital stock accounts at current levels.

     If the Reverse Split is approved, the rights of the holders of the Common Stock as stockholders will not be affected adversely. Except for the receipt of cash in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The Certificate of Incorporation does not provide for a preference to be given to the holders of Common Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

Purpose of the Proposed Reverse Split

     The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

     The Common Stock has been trading at a low price for several years, and recently in the $1.00 per share range. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

     The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs with full-service brokers. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after the proposed Reverse Split will be five times the market price before the proposed Reverse Split, or that such price will either exceed or remain in excess of the current market price.

     Finally, in order for the Company's Common Stock to continue to be eligible for quotation on the Nasdaq National Market (or the Nasdaq SmallCap Market), the Common Stock must have a minimum bid price per share of $1.00 as well as meeting certain other requirements. The Company's Common Stock currently is trading in the $1.00 per share range. Management believes that, if required to maintain the Company's Nasdaq National Market listing, the implementation of the Reverse Split is in the best interests of the Company and its stockholders. A failure to meet the continued inclusion requirements of Nasdaq will result in the removal of the Company's Common Stock from Nasdaq National Market listing. If the Company's shares are removed from the Nasdaq National Market, the Company's shares may be eligible for quotation on the Nasdaq Small Cap Market or the Nasdaq Bulletin Board.

     If necessary to maintain listing of the Common Stock on the Nasdaq National Market or if the Board of Directors otherwise deems the Reverse Split to be in the best interests of the Company, management presently intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite stockholder approval. The Company expects to notify stockholders of the effectiveness of the Reverse Split by a press release.

Warrants, Options, Series A Preferred Stock and Convertible Debentures

     The Company also has outstanding or is authorized to issue various warrants and options exercisable to acquire up to an aggregate of approximately 1,933,621 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to one-fifth the previous amounts and the per share exercise prices will be increased by a factor of five.

     The Company also has outstanding 212,800 shares of Series A Preferred Stock and $2,000,000 of convertible debentures (the "Debentures") which are convertible into shares of Common Stock at the option of the preferred stock and debenture holders. In addition, the Company has $1,500,000 of promissory notes (the "Promissory Notes") which may be converted to equity at the option of the Company at any time on or before January 15, 2000. As the amount of Common Stock issuable pursuant to conversions of the Series A Preferred Stock, the Debentures and the Promissory Notes depends on the market price of the Common Stock at the time of conversion, any increase in market price resulting from the Reverse Split will have the effect of reducing the number of shares issuable upon conversions of the Series A Preferred Stock, the Debentures or the Promissory Notes.

Procedure for Implementing the Reverse Split

     As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than five shares on the Effective Date will receive cash in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than five shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled.

     Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of five or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of five or more shares on the Effective Date whose shares are not evenly divisible by five will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record five or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of cash, if any, to which the holder is entitled.

Federal Income Tax Consequences

     The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to stockholders of the Company. The federal income tax consequences of the Reverse Split will vary among stockholders depending upon whether they receive (1) solely cash for their shares, (2) solely New Certificates, or (3) New Certificates plus cash for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, and because the cash payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

     1. A stockholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such stockholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such stockholder.

     2. To the extent that a stockholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such stockholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate which is then redeemed by the Company. Such stockholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such stockholder's aggregate basis in the pre-Reverse Split shares of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such stockholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

     3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

Vote Required

     The Reverse Split which requires an amendment to the Certificate of Incorporation must be approved by a majority of the outstanding stock entitled to vote on the matter. For this purpose, the holders of the Common Stock and the holders of the Series A Preferred Stock will vote on the matter together as one class. However, each share of Series A Preferred entitles the holder to cast the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, rounded down to the nearest whole share. As of the record date, each share of Series A Preferred is entitled to 7.4 votes per share. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE REVERSE SPLIT.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders intended to be presented at the 2000 Transcend Annual Meeting (to be held in the Spring of 2000) must be forwarded in writing and received at the principal executive office of Transcend no later than December 11, 1999 directed to the attention of the Secretary, for consideration for inclusion in the Transcend's proxy statement for the Annual Meeting of Stockholders to be held in 2000. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

     In connection with the Company's Annual Meeting of Stockholders to be held in 2000, if the Company does not receive notice of a matter or proposal to be considered by February 24, 2000, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

                          ANNUAL REPORT ON FORM 10-K

     Additional information concerning the Company, including financial statements of the Company, is provided in the Company's Form 10-K for the fiscal year ended December 31, 1998, that accompanies this Proxy Statement. Copies of exhibits and basic documents filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, are available to stockholders who make written request therefor to the Company's Secretary, 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.



                                         By Order of the Board of Directors


                                         -------------------------------------
                                         Donald L. Lucas, Chairman of the Board

Atlanta, Georgia
December 3, 1999

                                  APPENDIX A


                        CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                           TRANSCEND SERVICES, INC.


     TRANSCEND SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

            FIRST: That the Board of Directors of this Corporation, by the unanimous written consent of its members in accordance with the provisions of
Section 141(f) of the DGCL, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed Certificate of Amendment of the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and submitting said amendment to the shareholders of this Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

                   RESOLVED, that the Certificate of Incorporation of the
            Corporation, as amended, be further by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                                      "IV.

                   The total number of shares of common stock which the
            Corporation shall have authority to issue is Six Million (6,000,000), and the par value of such shares is Five Cents ($.05).

                   Effective with the filing of this Certificate of Amendment, each one share of the Corporation's Common Stock issued and outstanding on the Effective Date of this Certificate of Amendment shall be automatically changed without further action into one-fifth (1/5) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the closing bid price per share of the Common Stock on the trading day preceding the Effective Date of this Certificate of Amendment as quoted by the Nasdaq National Market.

                   The total number of shares of preferred stock which the
            Corporation shall have the authority to issue is Twenty-One Million (21,000,000), and the par value of such shares is One Cent ($.01) per share. Such shares of such preferred stock may be issued by from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware."

            SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL was voted in favor of such amendment.

            THIRD: That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

            FOURTH: This Certificate of Amendment shall become effective upon the time of its filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

            IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this ____ day of December, 1999.

                                TRANSCEND SERVICES, INC.



                                By:______________________________________
                                    Larry G. Gerdes,
                                    President and Chief Executive Officer

                           TRANSCEND SERVICES, INC.
                            3353 Peachtree Road, NE
                                  Suite 1000
                            Atlanta, Georgia 30326

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS.

  The undersigned hereby appoints Larry G. Gerdes and Douglas A. Shamon, or either of them, with power of substitution to each, the proxies of the undersigned to vote the securities of the undersigned at a Special Meeting of Stockholders of TRANSCEND SERVICES, INC. to be held on Thursday, December 30, 1999, at _____ __.m. at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Promenade II, Suite 3100, Atlanta, Georgia 30309, and any postponement, rescheduling or adjournment thereof:

  1. To approve an amendment to the Company's Certificate of Incorporation, as amended, to effect a 1-for-5 reverse split of the Company's Common Stock.

                 [_]  FOR      [_]  AGAINST     [_]  ABSTAIN

  2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.


                    (continued and to be signed on reverse)


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                       Please date and sign this Proxy exactly
                                       as name(s) appears on the mailing label.

                                       -----------------------------------------

                                       -----------------------------------------
                                       Print Name(s):
                                                      --------------------------

                                       NOTE:  When signing as an attorney,
                                       trustee, executor, administrator or
                                       guardian, please give your title as such.
                                       If a corporation or partnership, give
                                       full name by authorized officer. In the
                                       case of joint tenants, each joint owner
                                       must sign.

                                       Dated:
                                              ----------------------------------